Filed pursuant to Rule 433 Registration File No. 333-265084 Supplementing the Prospectus dated May 19, 2022

Certara Announces Secondary Offering

Princeton, N.J., August 11, 2022 — Certara, Inc. (Nasdaq: CERT) (“Certara”), a global leader in biosimulation, today announced the sale by certain stockholders (the “Selling Stockholders”), including EQT Avatar Parent L.P., in an underwritten secondary offering of 7,000,000 shares of common stock of Certara pursuant to a registration statement filed by Certara with the U.S. Securities and Exchange Commission (the “SEC”). In connection with the offering, the Selling Stockholders have granted the underwriter a 30-day option to purchase up to 1,050,000 additional shares. No shares are being sold by Certara. The Selling Stockholders will receive all of the proceeds from this offering. The last reported sale price of Certara’s common stock on August 11, 2022 was $20.19. Closing of the offering is expected to occur on or about August 16, 2022, subject to customary closing conditions.

Morgan Stanley is acting as the underwriter for the offering.

Morgan Stanley proposes to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice.

A registration statement relating to these securities has been filed with the SEC and has become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities will be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014. You may also obtain these and the other documents referred to above for free by visiting the SEC’s website at www.sec.gov.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on Certara’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in its most recent annual report on Form 10-K filed with the SEC, as such risk factors may be updated from time to time in its periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. Certara undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Relations Contact:

David Deuchler

Gilmartin Group

ir@certara.com